EXHIBIT 10.2

November 21, 2006 Letter Granting the Line of Credit from Atlas Copco Customer Finance Inc.

Atlas Copco Customer Finance Inc.

November 21, 2006

Kettle Drilling, Inc.

2775 Howard St. #2

Cour d’Alene, ID 83814

Attention: Doug Kettle & Dave Deeds

Dear Sirs:

We are pleased to advise you that we have established in your favor a credit facility for use by your organization in connection with the purchase of Atlas Copco Brand products under the following terms and conditions.

Facility:  Uncommitted Line of Credit for the purchase of Atlas Copco Brand products.  This line of credit expires for new financings on November 21, 2007.

Amount: USD 1,500,000 (One Million Five Hundred Thousand in US Dollars) in the aggregate at any one time outstanding.  This includes current and future finance obligations.

Down Payment:

All Financings will require a down payment of 25% and at no time will funding of any one transaction exceed 75% of the agreed sales price.

Utilization: Until otherwise advised by us, utilization under this line will be in the form of financing of Atlas Copco equipment.  Your local representative is to be notified the event you desire to obtain a Loan.  Your obligations with respect to each of the Loans shall be as stated in the note, commercial instrument or other documentation supporting such Loan.

Financial Statements: Within sixty days from the end of the fiscal half year, you agree to provide financial statements.

             Your obligation to pay the balance of the financing made under this credit facility will be evidenced by and subject to the terms of the Master Lease financing agreement dated May 11, 2006. Notwithstanding anything to the contrary set forth herein, we shall be under no obligation, in any instance, to extend any credit to you hereunder, which decision rests solely within our discretion, irrespective of your compliance with any of the terms of this letter or of any documents or instruments now or hereafter delivered in connection herewith. We reserve the right to cancel the availability of this line in our sole discretion, which cancellation may be exercised without notice and regardless of any change or absence of change in your condition from that reflected in the most recent financial statements furnished to us prior to the date of this letter, You agree that you shall reimburse us for all reasonable out-of-pocket costs and expenses that we may incur in connection herewith including, without limitation, costs and expenses (including legal fees and costs) incurred from time to time in connection with documenting this credit facility and the enforcement thereunder and under any note, commercial instrument or other documentation supporting any Loan and all other documents delivered in connection with any of the foregoing (collectively, the "Credit Documents").

Yours,

Charles D. Wolk

Atlas Copco Customer Finance Inc.